Exhibit 10.38

FIRST NATIONAL BANK OF NORTHERN CALIFORNIA
EXECUTIVE SUPPLEMENTAL COMPENSATION
AGREEMENT

          Effective this 1st day of January, 2007, this EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT (“Agreement”) is adopted by and between FIRST NATIONAL BANK OF NORTHERN CALIFORNIA (“Bank”), a bank located in South San Francisco, California, and DAVID A. CURTIS (“Executive”), a member of a select group of management and highly compensated employees of the Bank. The purpose of this Agreement is to further the growth and development of the Bank by providing Executive with supplemental retirement income, and thereby encourage Executive’s productive efforts on behalf of the Bank and the Bank’s shareholders, and to align the interests of the Executive and those shareholders.

          It is intended that the Agreement be “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to the participant or beneficiary under the Internal Revenue Code of 1986, as amended (the “Code”), particularly Section 409A of the Code and guidance or regulations issued thereunder, prior to actual receipt of benefits.

Article 1
Definitions and Construction

Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

1.1

“Accrued Liability Balance” shall mean the amount accrued by the Bank to fund the future benefit expense associated with this Agreement, using a reasonable discount rate, as determined by the Board from time to time.

1.2

“Beneficiary” shall mean the designated person(s), or the estate of the deceased Executive, entitled to benefits, if any, upon Executive’s death, as described under Article 4. Such Beneficiary shall be designated on the Beneficiary Designation Form attached hereto, and shall be signed and delivered to the Plan Administrator from time to time, as required.

1.3	“Board” shall mean the Board of Directors of the Bank.

1.4	“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

1.5	“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

1.6

“Disability” shall mean Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

1.7

“Early Involuntary Termination” shall mean that the Bank terminates Executive’s employment, in writing, at any time before Executive’s Normal Retirement Date and such termination is not due to Disability, a Termination for Cause, or an approved leave of absence. For purposes of this Agreement only, should Bank require, compel, or otherwise coerce Executive into an Early Voluntary Termination following a Change in Control, such termination shall be treated as an Early Involuntary Termination.

1.8

“Early Voluntary Termination” shall mean that Executive terminates employment with the Bank before the Normal Retirement Age and such termination is not due to death, Disability, for Good Reason, or a Change in Control.

1.9	“Effective Date” shall mean January 1, 2007.

1.10

“Termination for Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following conditions that results in a material negative change in the employment relationship between the Bank and the Executive, and shall require an actual Separation from Service by the Executive within the two-year period following the initial occurrence of one or more of these conditions. In order for a Separation of Service to qualify as a Termination for Good Reason, Executive must give notice to the Bank within 90 days after the condition providing a basis for a good-reason condition first exists, and Executive must give the Bank 30 days from receipt of notice to cure the condition. The qualifying conditions are as follows:

	(a)	a material reduction in the Executive’s Base Salary;

(b)

Failing to maintain Executive’s amount of benefits under or relative level of participation in the Bank’s employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date of this Agreement, including any perquisite program; provided, however, that any such change that applies consistently to all executive officers of the Bank or is required by applicable law shall not be deemed to constitute Good Reason;

	(c)	Failing to require any Successor Company to assume and agree to perform the Bank’s obligations hereunder;

(d)

The occurrence of any one or more of the following events on or after the announcement of the transaction which leads to a Change of Control and up to twenty–four (24) calendar months following the effective date of a Change in Control:

(1) Requiring Executive to be based at a location that requires the Executive to travel at least an additional thirty-five (35) miles per day;

(2) Requiring Executive to report to a position which is at a lower level than the highest level to which Executive reported within the six (6) months prior to the Change in Control;

(3) Demoting Executive to a level lower than Executive’s level in the Bank as of the Effective Date.

1.11	“Normal Retirement Date” shall mean the later of Separation from Service or the Executive’s 65th birthday.

1.12	“Normal Retirement Age” shall mean age 65.

1.13	“Plan Administrator” shall mean the plan administrator described in Article 6.

1.14

“Plan Year” shall mean each twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Plan and end on the following December 31.

1.15

“Separation from Service” shall mean Executive’s employment with Bank has terminated and the Executive is not performing significant services for the Bank. At all times, this definition of Separation from Service shall be applied consistent with Section 409A of the Internal Revenue Code. For purposes of this Agreement, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an Executive for other purposes (such as continuation of salary and participation in Executive benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business. An Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Executive during the immediately preceding thirty-six (36) month period.

1.16	“Termination for Cause” has that meaning set forth in Article 5.

Article 2
Distributions During Lifetime

2.1

Normal Retirement Benefit. Upon Executive’s Normal Retirement Date while in the active service of the Bank, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

	2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is One Hundred and Seventy Thousand Dollars ($170,000).

2.1.2

Form and Timing of Benefit. Subject to Section 2.6, the Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments, commencing on the first day of the month following the Executive’s Separation from Service. The annual benefit shall be distributed to the Executive for twenty (20) years.

2.2	Early Voluntary Termination Benefit. Upon the Executive’s Early Voluntary Termination, the Executive shall not be entitled to a benefit under this Agreement.

2.3

Early Involuntary Termination Benefit. Upon the Executive’s Early Involuntary Termination, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1

Amount of Benefit. The benefit under this Section 2.3 is the Accrued Liability Balance, calculated as of the end of the Plan Year immediately preceding Executive’s Separation from Service. This benefit is determined by calculating a twenty-year fixed annuity from said Accrual Balance, crediting interest on the unpaid balance at the annual plan discount rate, compounded monthly.

2.3.2

Form and Timing of Benefit. Subject to Section 2.6, the Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments, commencing on the first day of the month following the Separation from Service. The annual benefit shall be distributed to the Executive for twenty (20) years.

2.4

Disability Benefit. Upon the Executive’s Separation from Service due to Disability, the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1

Amount of Benefit. The benefit under this Section 2.4 is the Accrued Liability Balance, calculated as of the end of the Plan Year immediately preceding Executive’s Separation from Service. This benefit is determined by calculating a twenty-year fixed annuity from said Accrual Balance, crediting interest on the unpaid balance at the annual plan discount rate, compounded monthly.

2.4.2

Form and Timing of Benefit. Subject to Section 2.6, the Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments, commencing on the first day of the month following the Separation from Service. The annual benefit shall be distributed to the Executive for twenty (20) years.

2.5

Change in Control Benefit. Upon a Change in Control followed by the Executive’s Early Involuntary Termination or Termination for Good Reason, the Bank shall distribute to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Article.

	2.5.1	Amount of Benefit. The benefit under this Section 2.5 is the Normal Retirement Benefit described in Section 2.1.1.

2.5.2

Form and Timing of Benefit. Subject to Section 2.6, the Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments, commencing on the first day of the month following the Separation from Service. The annual benefit shall be distributed to the Executive for twenty (20) years.

2.5.3

Excess Parachute Payment Notwithstanding any provision of this agreement to the contrary, the Bank will reduce any benefit under this agreement by an amount necessary to avoid an excise tax under the excess parachute rules of Section 280G of the Code.

2.6

Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, distributions under this Agreement may not commence earlier than six (6) months after the date of a Separation from Service. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for 6 months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six months and instead be made on the first day of the seventh month.

2.7

Certain Accelerated Payments. In certain limited circumstances the Bank may make an accelerated distribution to the Executive of deferred amounts, solely to the extent that such distribution meets the requirements of Section 1.409A-3(j)(4). In order to make such accelerated payments, both Executive and Bank must sign a written acknowledgement of the specific Section 1.409A-3(j)(4) exemption being relied upon by the Bank in making the accelerated payments.

2.8

Subsequent Changes to Time and Form of Payment. The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than 30 days following acceptance of the change by the Plan Administrator, subject to the following rules intended to comply with Treasury Regulation 1.409A:

(a)

the subsequent deferral election may not take effect until at least 12 months after the date on which the election is made (i.e. If a distribution event occurs in the interim, the original distribution method must be followed);

(b)

the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five years from the date such payment would otherwise have been paid; and

(c)	in the case of a payment made at a specified time, the election must be made not less than 12 months before the date the payment is scheduled to be paid.

Article 3
Distribution Upon Death

3.1	Death During Active Service. If the Executive dies while in the active service of the Bank there is no benefit payable under this agreement.

3.2

Death During Benefit Payout. If the Executive dies while receiving any distributions described in Article 2, all such distributions under Article 2 shall cease and the Bank shall distribute to the Beneficiary the remaining Accrued Liability Balance in a lump sum within 30 days of receiving Executive’s death certificate.

Article 4
Beneficiaries

4.1

Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Bank in which the Executive participates.

4.2

Beneficiary Designation: Change; Spousal Consent. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. If the Executive names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Plan Administrator, must be signed by the Executive’s spouse and returned to the Plan Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4

No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5

Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5
General Limitations

5.1

Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Executive’s service is terminated by the Board for:

	(a)	Gross negligence or gross neglect of duties to the Bank; or

	(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or

	(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Bank.

5.2

Suicide or Misstatement. No benefits shall be distributed if the Executive commits suicide within two years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

5.3

Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

Article 6
Administration of Agreement

6.1

Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement, provided that such amendments and interpretations are made at all times in compliance with Section 409A of the Code.

6.2

Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.3

Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement, provided that such decisions or actions are in compliance with Section 409A of the Code.

6.4

Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5

Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

6.6

Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

6.7

Arbitration. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), at the location nearest the parties. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties of the American Arbitration Association (“AAA”) at the location nearest the parties, shall conduct the binding arbitration referred to in this paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of California Law and Civil Procedure. Any arbitration hereunder shall be conducted at the location nearest the parties, unless otherwise agreed to by the parties.

6.8

Attorneys’ Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, (a) each party shall pay his own attorneys’ arbitration fees incurred; (b) the prevailing party shall be entitled to recover from the other party reasonable expenses, attorneys’ fees and costs incurred in the enforcement or collection of any judgment or award rendered. The “prevailing party” means any party (one party or both parties, as the case may be) determined by the arbitrator(s) or court to be entitled to money payments from the other, not necessarily the party in whose favor a judgment is rendered.

6.9

Trust. Notwithstanding the unfunded nature of this Agreement, the Bank and the Executive acknowledge and agree that, in the event of a Change in Control, upon request of the Executive, or in the Bank’s discretion if the Executive does not so request and the Bank nonetheless deems it appropriate, the Bank may establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the “Trust” or “Trusts”) upon such terms and conditions as the Bank, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Bank to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank’s general creditors until paid to the Executive in such manner and at such times as specified in this Agreement.

Article 7
Claims And Review Procedures

7.1

Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

	7.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

7.1.2

Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3

Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

	(a)	The specific reasons for the denial;

	(b)	A reference to the specific provisions of the Agreement on which the denial is based;

	(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

	(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

	(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1

Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2

Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3

Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4

Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5

Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8
Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive. Provided, however, if the Board determines in good faith that the Executive is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, for reasons other than death, Disability, retirement, or following a Change in Control, the Bank may terminate this Agreement. Additionally, the Bank may also amend this Agreement to conform to written directives to the Bank from its banking regulators.

Article 9
Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2

No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4

Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

9.6

Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7

Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8

Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9

Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10

Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12

Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13

Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

First National Bank of Northern California

975 El Camino Real

South San Francisco, CA 94044

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.14

Opportunity to Consult with Independent Advisors. The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code and guidance or regulations thereunder, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this Section 9.14. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

          IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE:	BANK:

FIRST NATIONAL BANK OF NORTHERN
CALIFORNIA

/s/ David A. Curtis	By:	/s/ Thomas C. McGraw

David A. Curtis	Title:	Chief Executive Officer
	Date:	March 3, 2008

☒ New Designation

☐ Change in Designation

I, David A. Curtis, designate the following as Beneficiary under the Agreement:

Primary:
Esther D. Curtis	100%

Contingent:
___________________________________________________________	_____%

___________________________________________________________	_____%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as Beneficiary, please write “Estate of [your name]”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:	David A. Curtis

Signature:	/s/ David A. Curtis	Date: March 3, 2008

SPOUSAL CONSENT (Required if Spouse not named beneficiary):

I consent to the beneficiary designation above, and acknowledge that if I am named Beneficiary and our marriage is subsequently dissolved, the designation will be automatically revoked.

Spouse Name:	___________________________

Signature:	____________________________________	Date:	_______

Received by the Plan Administrator (Bank) this 3rd day of March, 2008.

By: /s/ Thomas C. McGraw